Exhibit 99(c)(6)

CONFIDENTIAL   27 MAY 2008

DISCUSSION MATERIALS

Disclaimer

The information herein has been prepared by Lazard based upon information supplied by Traveler Group, Inc. (“Traveler” or the Company) and Channel Holdings, Ltd. (“Channel”) or publicly available information and portions of the information herein may be based upon certain statements, estimates and forecasts provided by the Company and Channel with respect to the anticipated future performance of the Company and Channel. We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, Channel or any other entity, or concerning solvency or fair value of the Company, Channel or any other entity. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company and Channel to the future financial performance of the Company or Channel. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise. These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard; provided however, that you may disclose to any and all persons the U.S. federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure. Lazard is acting as investment banker to the Special Committee of the Board of Directors of Traveler (the “Special Committee”), and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice.

IRS Circular 230 Disclosure: This memorandum was not intended or written to be used and it cannot be used, by any taxpayer for the purpose of avoiding penalties that may be imposed on the taxpayer under U.S. federal tax law.

CONFIDENTIAL

Table of Contents

I	INTRODUCTION	1

II	CASTLEPOINT OVERVIEW	4

III	MARKET PERSPECTIVES ON CASTLEPOINT	12

IV	OVERVIEW OF POTENTIAL TRANSACTION	17

V	PRO FORMA FINANCIAL ANALYSIS	23

VI	TACTICAL AND STRUCTURAL CONSIDERATIONS	31

VII	CAPITAL ALTERNATIVES	34

Appendix		35

I          Introduction

I   INTRODUCTION

Introduction

•                            Tower’s CEO is proposing to the Tower Special Committee an acquisition of CastlePoint by Tower for a combination of stock and up to ~ $115 million in cash

•                            Tower’s CEO has indicated that he believes there would be significant strategic and financial benefits to Tower shareholders resulting from an acquisition of CastlePoint

•                            Tower management is currently engaged in its due diligence of CastlePoint

•                            Ongoing due diligence activity includes analysis of investment portfolio and third-party business

•                            Lazard has also conducted preliminary due diligence of CastlePoint

•                            Debevoise has conducted legal due diligence of CastlePoint and has assisted Ernst & Young with its tax due diligence of CastlePoint

•                            Ernst & Young and Tower management are in the process of conducting due diligence regarding tax and accounting compliance (SOX)

•                            CastlePoint, with the assistance of its financial and legal advisors, are concurrently engaged in due diligence of Tower

•                            Substantial due diligence on Tower has already been performed

•                            Remaining due diligence inquiries include analysis of Tower’s investment portfolio

I   INTRODUCTION

Transaction Rationale per Tower CEO

•                            Increased financial flexibility

•                            Solves heavy reliance on third-party capital

•                            Additional capital supports growth

•                            Combined entity can effectively “play” insurance cycles by shifting mix of business between reinsurance and insurance

•                            Enhanced valuation

•                            Significant accretion to book value

•                            Modest accretion to earnings, but opportunity to arbitrage CastlePoint P/E

•                            Tower will trade more in line with peers in terms of book value

•                            Opportunities to reduce inefficiencies from running two public companies

•                            Expansion and diversification of revenues and distribution channels

•                            Access to approximately $300mm of third-party business

•                            Creates multi-point distribution through MGA’s, brokers and wholesalers

•                             Adds risk sharing and reinsurance from small companies

•                            Improved corporate governance

•                            Removes inherent conflicts of interest

•                            CEO can focus on running a single, combined company

•                            Management talent pooled

I   INTRODUCTION

Other Transaction Considerations

•                            Management is concerned with the substantial reliance on third-party capital

•                            The quota share agreement is set to expire in 2010

•                            If a capital raise were pursued it would have a dilutive effect on Tower EPS and ROE until earned premiums caught up with the level of capital raised

•                            No guarantee that capital markets, either in the form of trust preferreds or common equity, will be open when the quota share expires

•                            Capital raise would need to take place well in advance of quota share expiration to be sure that capital would be available to support the business currently ceded to CastlePoint

•                            Additionally, there may be an opportunity to enter into a favorable quota share agreement with Swiss Re to take on 15% of pro forma premium volume

•                            Majority (~ 83%) of CastlePoint’s reserves are comprised of Tower business, therefore due diligence risks compare favorably to other M&A opportunities

•                            CastlePoint is currently trading below book value and may represent a unique opportunity to acquire the company on terms favorable to Tower

II         CastlePoint Overview

II CASTLEPOINT OVERVIEW

Overview of CastlePoint

•                            In April 2006, Tower sponsored the formation of CastlePoint, a Bermuda-based reinsurer

•                            Capitalized with $265 million private placement

•                            Provided Tower with significant underwriting capacity

•                            In March 2007, CastlePoint conducted an IPO at $14.50 per share

•                            Raised additional $114 million to further capitalize CastlePoint

•                            Differentiated from other Bermuda-based reinsurers through its focus on low hazard high frequency business

•                            Business premised on sharing risk with primary insurer as opposed to writing excess or catastrophe coverage

•                            Creates alignment of interests with primary writers

•                            Solves capital need for small insurance companies (< $100 mm surplus)

•                            CastlePoint provides a sliding commissions scale, which protects it to a certain degree from deterioration of loss ratio

•                            Business consists of the following

•                            Quota share reinsurance (primarily derived from Tower)

•                            Primary risk sharing or pooling

•                            Program business, which is written directly

•                            Tower accounts for substantial majority of CastlePoint’s overall business

•                            ~ 70% of net premiums written and ~ 83% of loss reserves

•                            Current reinsurance arrangement with Tower expires in April 2010

II CASTLEPOINT OVERVIEW

CastlePoint Overview

	Reinsurance		Insurance		Insurance Services

	• Primarily provides quota share reinsurance		• Provides risk sharing solutions		• Provides unbundled insurance services to P&C companies
DESCRIPTION	• Writes a limited amount of XOL		• Allows companies to access “A” paper • An alternative to reinsurance		• Obtains services at Tower’s cost and shares in 50% of profit or loss

	Reinsurance Solutions		Insurance Solutions		Unbundled Insurance Services
PRODUCTS/ SERVICES	• Quota Share • Property and Casualty Per Risk Excess of Loss • Property Catastrophe Excess of Loss • Aggregate Excess of Loss • Property Surplus Share		• Risk Sharing • Appointment of Insurance Companies as Program Underwriting Manager • Program Business		• Claims Handling and Administration • Policy Administration • Insurance Technology

INSURANCE LINES	• Commercial Package • Fire and Allied Lines	• Commercial General Liability • Workers’ Compensation		• Homeowners and Personal Dwellings • Professional Liability		• Commercial and Personal Inland Marine • Commercial and Personal Automobile

TARGET CLIENTS	• Small insurance companies		• Program/underwriting managers • Small insurance companies		• Small insurance Companies • Program/underwriting managers • Captives

KEY FINANCIAL DATA (2007)	NPW:	$284.8mm	NPW:	$91.4mm	Revenue:	$7.5mm
	Combined Ratio:	87.5%	Combined Ratio:	105.8%	Combined Ratio:	NA
	Segment Profit(a):	$28.7mm	Segment Profit(a):	($1.1mm)	Segment Profit(a):	($5.5mm)

(a)                     Does not reflect investment income, corporate overhead or taxes.

II CASTLEPOINT OVERVIEW

Strategic Assessment

POSITIVES

•                  Benefits from significant volume of profitable business originated by Tower

•                  Unique reinsurance model focused on low severity high frequency risks

•                 Quota share arrangements, with sliding commission scale, mitigates loss ratio volatility

•                 Increasing third-party business

•                           Focus on providing reinsurance to smaller insurance companies/MGAs

•                 Bermuda domicile

•                 Book of business originated in attractive primary pricing environment of recent years

CHALLENGES

•                 Uncertainty regarding continuation of Tower relationship

•                 Limited third-party business

•                  Entering softening reinsurance market

•                 Reliance on Tower to service program business

•                 Limited operating history and seasoning as public company

•                  Trading below book value impacts ability to execute on business plan (e.g., strategic investments, access to new capital to support growth)

II CASTLEPOINT OVERVIEW

Premium Growth & Diversification
($ in millions)

•                  Net premiums written grew 31% in 1Q’08

•                  Net premiums written from clients other than Tower 32% of total in 1Q’08

•                  Approximately $400 million premiums originated for 2007

Source: Company filings and management projections.

(a)                     NPW breakdown implied based on GPW.

II CASTLEPOINT OVERVIEW

Overview of CastlePoint Third-Party Business

($ in millions)

NET PREMIUMS WRITTEN

LINE OF BUSINESS	GEOGRAPHY

Third-Party: $35MM (30% of Total) CastlePoint Total: $118MM

LOSS RESERVES

Third-Party: $25MM (16% of Total) CastlePoint Total: $156MM

Source: Management.

Note: Based on Q1 2008.

II CASTLEPOINT OVERVIEW

Historical Performance vs. Management Plan Forecast

($ in millions)

SELECTED HISTORICAL AND FORECAST FINANCIAL DATA

Net Operating Income	$10.5	$42.8	$69.3	$91.6	$103.8	$115.2	$126.6

Growth (YoY):								Average
Total Revenue	—	199%	93%	31%	8%	9%	11%	58%
GPW	—	140%	66%	11%	6%	10%	10%	40%
Net Operating Income	—	307%	62%	32%	13%	11%	10%	73%

Selected Ratios:
Net Loss	51.9%	52.9%	56.0%	57.3%	58.5%	59.5%	60.5%	56.6%
Net Expense	49.6%	41.1%	36.2%	35.3%	34.8%	34.5%	34.1%	37.9%
Net Combined	88.1%	88.9%	92.2%	92.7%	93.3%	93.9%	94.6%	91.9%
ROE	5.1%	8.6%	15.3%	17.4%	16.9%	16.1%	15.3%	13.5%

Source: Company filings and management projections.

II CASTLEPOINT OVERVIEW

CastlePoint Investment Portfolio

•                  Average portfolio yield of 5.65% as of 3/31/08 (excluding cash)

CASTLEPOINT

ASSET ALLOCATION	ASSET QUALITY(a)

CastlePoint Total: $761MM

SPECIALTY P&C(b)

Source: SNL and management presentations.

(a)                     Fixed income securities.

(b)                    Includes Markel, Navigators, Philadelphia Consolidated, RLI and W.R. Berkley. Based on year end 2007 data.

II CASTLEPOINT OVERVIEW

Preliminary Due Diligence Observations

•                             Tower has conducted primary due diligence on CastlePoint

•          Lazard has also conducted diligence on CastlePoint and reviewed Tower’s findings

•                  CastlePoint has received a third-party actuarial review of their reserves by PWC

•          PWC determined that CastlePoint’s reserves were within a reasonable range

•                  PWC focused almost exclusively on the Tower business while relying heavily on CastlePoint management’s conclusions on third-party business

•                  The Special Committee may consider requesting an independent review by a third-party actuary as part of Tower’s confirmatory due diligence

•                  Based on initial review of CastlePoint’s invested assets it appears that they are of high quality

•          Tower expects to conduct an independent review by a third-party (Standish Mellon)

•                  Additional diligence may be necessary on Aequicap business

•          A.M. Best downgraded Aequicap to C++ due to capital concerns and unfavorable loss reserve development trends

•          Tower management has indicated that they believe the reserves related to Aequicap are reasonable

•                  Remaining areas of Lazard’s due diligence, include:

•          Investment portfolio (Tower and CastlePoint)

•          CastlePoint third-party reserves

•          Aequicap businesses

III                       Market Perspectives on CastlePoint

III   MARKET PERSPECTIVES ON CASTLEPOINT

Public Market Valuation Summary
($ in millions, except per share amounts)

1-YEAR PRICE/VOLUME HISTORY

1-YEAR INDEXED TOTAL RETURN HISTORY

SUMMARY FINANCIAL INFORMATION AND VALUATION STATISTICS (LTM ENDED 3/31/08)

LTM Operating Revenues (b)	$344.9
LTM Net Operating Income	42.8
Shareholders’ Equity	419.8
Adjusted Shareholders’ Equity (c)	431.9
Debt	134.0

2008E EPS (d)	$1.75
2009E EPS (d)	2.20
Indicated Annual Dividend	0.20
Long-Term Growth Rate	13.5%
2008E ROE (d)	15.2%
Debt/Total Capital	24.2%

Share Price (05/22/08)	$10.71
Diluted Shares Outstanding (mm)	38.523
FD Market Equity Value	$412.6

Price/2008E EPS (d)	6.1	x
Price/2009E EPS (d)	4.9
Price/Book Value	0.98	x
Price/Adjusted Book Value (c)	0.95

Ind. Dividend Yield/’08E Payout	1.9/11.4%
52-Week Low (04/30/08)/High (05/18/07)	$9.20/ $15.85

Source: FactSet (5/22/08) and company filings.

(a)                     Includes Aspen, Endurance, PartnerRe, Oddysey Re and Platinum Underwriters.

(b)                    Excluding net realized gains (losses).

(c)                     Excludes accumulated other comprehensive income (AOCI).

(d)                    IBES median consensus.

III   MARKET PERSPECTIVES ON CASTLEPOINT

Historical Valuation: 3-Year NTM Price/Earnings

Source: FactSet (5/22/08).

(a)                     Includes Aspen, Endurance, PartnerRe, Oddysey Re and Platinum Underwriters.

(b)                    Includes Markel, Navigators, Philadelphia Consolidated, RLI and W.R. Berkley.

III   MARKET PERSPECTIVES ON CASTLEPOINT

Historical Valuation: 3-Year Price/Reported Book Value

Source: FactSet (5/22/08).

(a)                     Includes Aspen, Endurance, PartnerRe, Oddysey Re and Platinum Underwriters.

(b)                    Includes Markel, Navigators, Philadelphia Consolidated, RLI and W.R. Berkley.

III MARKET PERSPECTIVES ON CASTLEPOINT

Summary of Analyst Estimates and Recommendations

RECOMMENDATION SUMMARY

•          Analyst coverage is limited

•          No large capital markets banks cover the stock

•          Median price target at $16.00 per share

PRICE TARGETS & EARNINGS ESTIMATES

		Price	Estimated EPS
Firm Name	Rating	Target	2008E	2009E	Date

Piper Jaffray	Buy	$19.00	$1.75	$2.05	5/8/08
Fox-Pitt Kelton	Outperform	13.00	1.75	2.05	5/7/08
Keefe, Bruyette & Woods	Outperform	16.00	1.80	2.30	5/7/08
KeyBanc	Buy	16.00	1.80	2.20	5/6/08
Friedman, Billings, Ramsey	Outperform	17.00	1.75	2.20	5/6/06
Consensus Statistics

	High	$19.00	$1.80	$2.30
	Mean	16.20	1.77	2.16
	Median	16.00	1.75	2.20
	Low	13.00	1.75	2.05

Buy	100%
Hold	0%
Sell	0%

Current Price:	$10.71
% Difference vs. Median:	(33)%

CONSENSUS RATING TREND

Source: FactSet (5/22/08), Bloomberg and equity research.

III MARKET PERSPECTIVES ON CASTLEPOINT

Selected Analyst and Rating Agency Commentary

“During the first quarter, CPHL sold its remaining sub-prime assets, leaving no investments in Alt-A or sub-prime. The average credit quality of the investment portfolio is AA, with 73% of investments rated AAA. All of the investments are investment grade, except for two bonds rated BB for a total of $1.2 million.”

“CastlePoint’s excess capital will be used to support its expected premium growth. If the strong pipeline of prospects results in underwriting leverage getting too high, management indicated it would likely use reinsurance in the near term to alleviate leverage issues rather than raising capital. Management recognizes the disconnect between company performance and the current share price and strategic alternatives to address the situation are being reviewed, including paying higher dividends and share repurchases.”

Keefe, Bruyette & Woods, 5/7/2008

“CPHL continues to expand the client base. In 1Q08, CPHL added a new client relationship for quota share reinsurance and expects to commence program business for the additional clients in 2Q08. In 1Q08, CPHL served 12 quota share reinsurance clients compared to eight clients during 1Q07. In addition, CPHL is expected to ramp up production on the program business solutions side. CPHL had five program business clients with an annualized production premium of $12 million during 1Q08, which is expected to grow to $25 million by 2008 year-end.”

KeyBanc, 5/6/2008

“CPHL reported gross written premium of $129M, up 79.6% from 1Q07. This level of top-line growth is impressive considering softening rates and increased competition in the P/C insurance market.”

“Net investment income for the quarter was $5.2M, representing an 11% decline from 1Q07. Investment income suffered from a $3M, or roughly $0.08 per share, loss related to a limited partnership investing in tax-free bonds. Since this investment should be liquidated and off CPHL’s books by June 30, 2008, we consider this investment loss to be nonrecurring.”

Friedman, Billings, Ramsey, 5/6/2008

“Over the near term, CastlePoint is very much in a “show me” position as investors want to see premiums from the deals that have been signed and those that are in the pipeline begin to have a more meaningful impact on the income statement (2007 premiums fell short of guidance due to timing issues - $376 mm actual vs $400-$425 mm guidance). Until then, we believe that the shares will struggle to trade much above book value…CastlePoint has a strong pipeline, which should result in continued strong top-line growth through 2008 and into 2009. Absent any adjustment in retention, our projections place year-end 2009 premiums/equity leverage at 1.3x, which we believe will be difficult given A.M. Best’s generally unfavorable view of strong growth.”

Fox-Pitt Kelton, 3/7/2008

“The ratings reflect CastlePoint Re’s strong risk-adjusted capitalization, historically profitable core book of businesses assumed from its sponsoring company, Tower Group Companies (Tower), and its experienced management team. Additionally, through its first year of operations, CastlePoint Re executed its operations within the parameters of the business plan presented to A.M. Best during last year’s initial rating process. Somewhat offsetting these strengths are the group’s revenue concentration, execution risk of meeting its five-year business plan and the risks associated with accurately pricing new business.”

“CastlePoint Re’s investment holdings are largely conservative, with the majority of assets invested in fixed-income securities of sound credit quality. A.M. Best is concerned, however, that any potential strategic investments into other insurance companies, including Tower, that CastlePoint states is part of its business strategy, would increase the overall risk within the portfolio and increase risk-adjusted capital requirements.”

A.M. Best, 10/16/2007

IV       Overview of Potential Transaction

IV    OVERVIEW OF POTENTIAL TRANSACTION

Side-by-Side Analysis
($ in millions, except per share amounts)

	Tower		CastlePoint
Market Data:
Current Share Price	$27.29		$10.71
% of 52W High	77%		68%
% of 52W Low	116%		116%
FD Market Capitalization	$642		$413
Diluted Shares O/S (mm)	23.519		38.523
Analysts Median Price Target	$39.25		$16.00
Price as a Multiple of:
EPS:
2008E (a)	9.3	x	6.1	x
2009E (a)	8.1		4.9
Book Value (3/31/08):
Reported	2.03	x	0.98	x
Adjusted (b)	1.92		0.95
Selected Ratios:
‘08E - ‘09E EPS Growth	14.2%		25.7%
2008E Dividend Payout Ratio	6.8%		11.4%
Indicated Dividend Yield	0.7%		1.9%
Debt/Total Capital	24.3%		24.2%
2008E ROE (a)	20.3%		15.2%
2009E ROE (a)	19.2%		16.7%
Long-Term Growth Rate (a)	22.5%		13.5%
Ratings (A.M. Best/S&P/Moody’s):	A-/—/—		A-/—/—

Source: FactSet (5/22/08), Bloomberg and company filings.

(a)                     IBES median consensus.

(b)                    Excludes accumulated other comprehensive income (AOCI).

IV    OVERVIEW OF POTENTIAL TRANSACTION

Selected MOE Characteristics

•                  Both companies have similar market capitalizations

•                  Consideration is primarily, if not exclusively stock, which preserves continuity of interest in the combined entity

•                  Limited premium can be paid relative to all cash or takeover transactions given that both companies’ shareholders will participate in the value creation of the combined entity

•                  Typically there is a role for each management team post-merger

•                  Integration of independent Directors into a larger board post-merger

IV    OVERVIEW OF POTENTIAL TRANSACTION

Illustrative Merger Scorecard

COMBINED COMPANY

OWNERSHIP

•          Tower: 65%

•          CastlePoint: 35%

•          Based on a 20% premium and a cash/stock mix of 25%/75%

BOARD REPRESENTATION

•          Tower CEO proposing a merged Board of Directors with 3 outside directors from CastlePoint

•          Tower: 4 Outside + 2 Inside Directors

•          CastlePoint: 3 Outside + 2 Inside Directors

•          Pro Forma: 7 Outside + 2 Inside Directors

•          Tower/CastlePoint = 63%/37%, excluding Michael Lee

CHAIRMAN

•          Michael Lee

CEO

•          Michael Lee

MANAGEMENT EXECUTIVE

•          TBD

NAME/TICKER

•          TBD

HQ CITY

•          New York, NY

IV    OVERVIEW OF POTENTIAL TRANSACTION

Contribution Analysis

CURRENT MARKET CAPITALIZATION

TOTAL: $1,054MM

2008E GROSS PREMIUMS WRITTEN

TOTAL: $1,330MM

BOOK VALUE (12/31/08)

TOTAL: $855MM

2008E NET OPERATING INCOME

TOTAL: $138MM

Source: FactSet (5/22/08) and management projections.

(a)       Reflects Tower business.

IV    OVERVIEW OF POTENTIAL TRANSACTION

Tower/CastlePoint Price Performance

Source: FactSet (5/22/08).

IV    OVERVIEW OF POTENTIAL TRANSACTION

Historical Exchange Ratio – CastlePoint/Tower

Source: FactSet (5/22/08).

V     Pro Forma Financial Analysis

V   PRO FORMA FINANCIAL ANALYSIS

Summary of Potential Transaction – DRAFT

TRANSACTION
• Merger/amalgamation between Tower and CastlePoint

CONSIDERATION
• Each share of CastlePoint (Tower shares in CastlePoint will also receive merger consideration and will be taxed on such amounts) valued [at signing] based upon an exchange ratio of [ ]x

FORM OF CONSIDERATION /FINANCING

•      CastlePoint shareholders can elect to receive [   ]x shares of Tower common stock or [$   ] in cash

•      Fixed exchange ratio with no collars or walkaways

•      Pro-ration mechanism to ensure aggregate cash consideration does not exceed [$125] million

•      $125 million of bank debt

TAX TREATMENT
• Taxable to CastlePoint shareholders • Tower shares in CastlePoint will be taxed ([$ ] million) • 338(g) election

PRO FORMA OWNERSHIP
• Consideration results in [ ]% Tower/[ ]% CastlePoint allocation of value (i.e., before effect of cash consideration) • [ ]% Tower/[ ]% CastlePoint ownership after effect of cash consideration

GOVERNANCE PROVISIONS
• Independent Directors of CastlePoint to become members of Tower’s Board of Directors and equivalent board committees

DEAL PROTECTION
• Customary deal protections for merger of public companies

CLOSING CONDITIONS/ TIMING
• Shareholder approval for both Tower and CastlePoint • Customary regulatory approvals • Other TBD (e.g., no material adverse change) • Q4 2008 closing

V   PRO FORMA FINANCIAL ANALYSIS

Accretion/(Dilution) Analysis Overview

2009E pre-tax transaction adjustments at $12.85 purchase price

•                             Transaction close: December 2008

•                             Financing:

•                            Common Equity: Tower exchange rate adjusted to correspond to purchase price sensitivity range

•                            Debt: $125mm

•                             Interest Rate: 7.0% (per KeyBanc), less interest saved by not issuing $33mm of trust preferred

•                             Debt Issuance Fee: 1.0%

•                            Cash: $15mm

•                             Assumes gain on sale of CastlePoint stock (~ $5mm) is taxed

•                             Purchase Accounting Adjustments:

•                            Minimal (if any) intangibles created: ~ $9mm

•                             Amortized over 10 years

•                            TRM accounting change from brokerage to insurance company: ~ $6mm

•                            Loss of equity income in CastlePoint: ~ $6mm

•                            Estimated transaction costs: $20mm

•                             Loss of Bermuda Tax Benefit: ~ $30mm (assumes 35% tax rate)

•                             Pickup from shift in business mix: ~ $1mm

•                             Cost Synergies: $5mm per year

•                             Adjustments tax effected at Tower effective tax rate

•                             Assumes Tower standalone dividend per share following close

V   PRO FORMA FINANCIAL ANALYSIS

Transaction Sources and Uses
($ in millions, except per share amounts)

	Tower	Price Paid per CastlePoint Share
	Statistic	$11.78	$12.32	$12.85	$13.39	$13.92
Premium to Current Share Price ($10.71)		10%	15%	20%	25%	30%

Sources:
Tower Equity Issued		$309.0	$329.5	$350.0	$370.4	$390.9
Debt		125.0	125.0	125.0	125.0	125.0
Cash		15.0	15.0	15.0	15.0	15.0
Tower Ownership in CastlePoint		30.1	31.5	32.8	34.2	35.6
Total Sources		$479.1	$501.0	$522.8	$544.6	$566.5

Uses:
Equity Purchase Price		$453.8	$475.2	$496.5	$517.9	$539.3
Transaction Costs		20.0	20.0	20.0	20.0	20.0
Tax on Gain from Sale of Tower Ownership in CastlePoint		5.3	5.8	6.2	6.7	7.2
Total Uses		$479.1	$501.0	$522.8	$544.6	$566.5

Leverage:
Moody’s Debt Credit/Tangible Capital (a)	18%	30%	30%	30%	31%	31%
Debt + Hybrids/Tangible Capital	24%	36%	36%	36%	36%	37%

(a)                     Assumes 25% equity credit for trust preferreds, in accordance with Moody’s rating methodology.

V PRO FORMA FINANCIAL ANALYSIS

Pro Forma Income Statement
($ in millions, except per share amounts)

Illustrative $12.85 purchase price (20% premium); combination of cash and stock

	2008E	2009E	2010E
Standalone Net Income:
Tower	$68.5	$81.4	$98.1
CastlePoint	5.8	91.6	103.8

Adjustments:
Cost Savings	—	$2.6	$3.3
Interest Expense	(0.3)	(4.0)	(4.0)
Amortization of Identifiable Intangibles	(0.0)	(0.6)	(0.6)
Amortization of Debt Issuance Fee	(0.0)	(0.2)	(0.2)
Loss of Equity Income from CastlePoint	(0.3)	(4.0)	(4.5)
Bermuda Tax Savings	—	—	—
Shift in Business Mix	—	0.7	1.6
Change in TRM Accounting	(0.4)	(4.1)	(0.9)
CastlePoint Tax Adjustment	(1.9)	(30.5)	(34.1)
Pro Forma Net Income	$71.4	$133.0	$162.5

WA Diluted Shares (mm):
Pro Forma	24.6	36.4	36.4
Tower Standalone	23.2	23.2	23.2

Earnings per Share:
Pro Forma	$2.90	$3.66	$4.47
Tower Standalone	2.95	3.50	4.22

Accretion/(Dilution):
$	$(0.05)	$0.15	$0.25
%	(1.6)%	4.4%	5.9%

Memo:
Tower Effective Tax Rate	33.2%	34.6%	34.6%

Source: FactSet (5/22/08), company filings and management projections.

Note: Standalone data based on management projections.

V PRO FORMA FINANCIAL ANALYSIS

Pro Forma EPS Accretion/(Dilution)

2009E EPS Accretion/(Dilution)

	Premium to CastlePoint Current Share Price
	$11.78	$12.32	$12.85	$13.39	$13.92
	10%	15%	20%	25%	30%
Gross Annual Pre-Tax Synergies ($ MM)
$1.0	8%	5%	3%	0%	(2)%
3.0	9%	6%	4%	1%	(1)%
5.0	10%	7%	4%	2%	(0)%
7.0	11%	8%	5%	3%	0%
9.0	11%	9%	6%	4%	1%

	Premium to CastlePoint Current Share Price
	$11.78	$12.32	$12.85	$13.39	$13.92
	10%	15%	20%	25%	30%
Gross Annual Pre-Tax Synergies ($ MM)
$1.0	$0.28	$0.19	$0.10	$0.01	$(0.07)
3.0	0.31	0.21	0.12	0.04	(0.04)
5.0	0.34	0.24	0.15	0.07	(0.02)
7.0	0.37	0.27	0.18	0.10	0.01
9.0	0.40	0.30	0.21	0.12	0.04

2010E EPS Accretion/(Dilution)

	Premium to CastlePoint Current Share Price
	$11.78	$12.32	$12.85	$13.39	$13.92
	10%	15%	20%	25%	30%
Gross Annual Pre-Tax Synergies ($ MM)
$1.0	9%	7%	4%	2%	(1)%
3.0	10%	8%	5%	3%	0%
5.0	11%	9%	6%	3%	1%
7.0	12%	9%	7%	4%	2%
9.0	13%	10%	8%	5%	3%

	Premium to CastlePoint Current Share Price
	$11.78	$12.32	$12.85	$13.39	$13.92
	10%	15%	20%	25%	30%
Gross Annual Pre-Tax Synergies ($ MM)
$1.0	$0.40	$0.29	$0.18	$0.08	$(0.02)
3.0	0.44	0.32	0.21	0.11	0.01
5.0	0.47	0.36	0.25	0.15	0.05
7.0	0.51	0.40	0.29	0.18	0.08
9.0	0.55	0.43	0.32	0.22	0.12

V    PRO FORMA FINANCIAL ANALYSIS

Illustrative Pro Forma Impact (at Assumed 12/08 Closing)
($ in millions, except per share amounts)

	Tower		Price Paid per CastlePoint Share
	Statistic		$11.78	$12.32	$12.85	$13.39	$13.92
Premium to Current Share Price ($10.71)			10%	15%	20%	25%	30%

Pro Forma Earnings per Share:
2009E	$3.50	(a)	$3.84	$3.75	$3.66	$3.57	$3.49
2010E	4.22	(a)	4.69	4.58	4.47	4.37	4.27

Pro Forma Book Value per Share (12/31/08):
Reported	$15.66		$19.48	$19.64	$19.80	$19.95	$20.10
Tangible	13.92		18.25	17.84	17.44	17.06	16.70

Pro Forma Return on Average Equity:
2009E	20	(a)%	18%	18%	17%	17%	16
2010E	20	(a)%	19%	18%	18%	17%	17

Illustrative Tower Share Price at 8.7x 2009E Earnings	$3.50	(a)	$30.60	$30.60	$30.60	$30.60	$30.60

Implied Pro Forma Share Price at 2009E P/E Multiple:
9.0x			$34.59	$33.73	$32.92	$32.14	$31.40
10.0			38.43	37.48	36.58	35.71	34.89
11.0			42.28	41.23	40.23	39.28	38.38

Implied Value Creation per Tower Share at 2009E P/E Multiple:
9.0x			13%	10%	8%	5%	3%
10.0			26%	22%	20%	17%	14%
11.0			38%	35%	31%	28%	25%

(a)                     Based on management projections.

V    PRO FORMA FINANCIAL ANALYSIS

“Has/Gets” Analysis – CastlePoint Shareholder Perspective at Closing
($ in millions, except per share amounts)

	CastlePoint		Price Paid per CastlePoint Share
	Statistic		$11.78		$12.32		$12.85		$13.39		$13.92
Premium to Current Share Price	$10.71		10%		15%		20%		25%		30%

Illustrative CastlePoint Share Price at 5.5x 2009E Earnings	$2.37	(a)	$13.12		$13.12		$13.12		$13.12		$13.12
Implied 2009E EPS per CastlePoint Share			$1.21		$1.26		$1.30		$1.34		$1.38
Implied Exchange Ratio (Ex ~ $115mm Cash)			0.3148	x	0.3351	x	0.3554	x	0.3757	x	0.3959	x

Implied Stock Consideration per CastlePoint Share at 2009E P/E Multiple:
9.0x			$10.89		$11.30		$11.70		$12.08		$12.43
10.0			12.10		12.56		13.00		13.42		13.81
11.0			13.31		13.82		14.30		14.76		15.20

Plus: Cash Consideration per CastlePoint Share			$3.19		$3.17		$3.15		$3.14		$3.12

Implied Total Consideration per CastlePoint Share at 2009E P/E Multiple:
9.0x			$14.08		$14.48		$14.85		$15.21		$15.55
10.0			15.29		15.73		16.15		16.55		16.93
11.0			16.50		16.99		17.45		17.89		18.31

Implied Value Creation per CastlePoint Share at 2009E P/E Multiple:
9.0x			7%		10%		13%		16%		19%
10.0			17%		20%		23%		26%		29%
11.0			26%		30%		33%		36%		40%

(a)                     Based on management projections.

V    PRO FORMA FINANCIAL ANALYSIS

Analysis at Various Prices
($ in millions, except per share amounts)

	Castle Point		Price Paid per CastlePoint Share														Selected Public Companies (a)
	Statistic		$10.71		$11.25		$11.78		$12.32		$12.85		$13.39		$13.92		Mean		Median
Premium to Current Share Price	$10.71		0%		5%		10%		15%		20%		25%		30%

Price as a Multiple of:
Earnings per Share:
2008E	$1.80	(b)	6.0	x	6.3	x	6.6	x	6.9	x	7.2	x	7.5	x	7.8	x	7.6	x	6.4	x
2009E	2.37	(b)	4.5		4.7		5.0		5.2		5.4		5.6		5.9		7.5		7.0
2010E	2.69	(b)	4.0		4.2		4.4		4.6		4.8		5.0		5.2		8.1		7.1
Book Value per Share (3/31/08)
Reported	$10.96		0.98	x	1.03	x	1.07	x	1.12	x	1.17	x	1.22	x	1.27	x	0.94	x	0.94	x
Diluted			0.98		1.03		1.08		1.13		1.18		1.23		1.28

Acquisition Premia:
Current Share Price	$10.71		0%		5%		10%		15%		20%		25%		30%
1-Week Avg. Share Price	10.49		2%		7%		12%		17%		23%		28%		33%
1-Month Avg. Share Price	10.01		7%		12%		18%		23%		28%		34%		39%
52-Week High	15.85		(32)%		(29)%		(26)%		(22)%		(19)%		(16)%		(12)%
52-Week Low	9.20		16%		22%		28%		34%		40%		46%		51%

Implied Aggregate Equity Value			$411		$432		$454		$475		$497		$518		$539

Implied Aggregate Exchange Ratio			0.3925	x	0.4121	x	0.4317	x	0.4513	x	0.4709	x	0.4906	x	0.5102	x

Premia vs. Historical Average:
1-Month	0.3864	x	2%		7%		12%		17%		22%		27%		32%
3-Months	0.3977		(1)%		4%		9%		13%		18%		23%		28%
6-Months	0.3950		(1)%		4%		9%		14%		19%		24%		29%
1-Year	0.4216		(7)%		(2)%		2%		7%		12%		16%		21%

(a)                     Includes Aspen, Endurance, PartnerRe, Oddysey Re and Platinum Underwriters.

(b)                    Based on management projections.

VI                      Tactical and Structural Considerations

VI   TACTICAL AND STRUCTURAL CONSIDERATIONS

Tactical Considerations

•                             How strong is CastlePoint’s negotiating position?

•                            Most of the business written is derived from Tower and that business expires in 2010

•                            Some companies may find the Bermuda inversion option attractive and diligencing CastlePoint would be relatively straightforward given short-tail low severity business

•                             Deal could be positioned as a merger of equals given stock for stock consideration similarity of size

•                             At what valuation would CastlePoint’s financial advisor be able to issue its fairness opinion?

•                            In many regards there is limited valuation precedent, except for some sidecar wind-downs, which have been near book value

•                            Bermuda comparable company universe is trading below book value on average

•                             What are likely issues around deal protection?

•                            It is likely that a go-shop provision will be requested by CastlePoint

•                            Given the long period between announcement and closing, there is increased interloper risk

•                            Break-up fee would be particularly desirable given extended period prior to closing

•                            Tower may be able to terminate quota share with CastlePoint in the event of a change of control; current contract expires April 2010

•                             What is the Tower fall back position?

•                            The quota share could be extended with a declining quota share over a period of years allowing for a phased transition and capital raise from Tower’s perspective

•                            Opportunity to consider other acquisition opportunities with stock

VI   TACTICAL AND STRUCTURAL CONSIDERATIONS

Transaction Structure/U.S. Tax Analysis

•                             Key Objective: Permit Tower to receive a distribution of CP Re capital without significant U.S. tax. Absent planning, distribution (to the extent of the earnings and profits of the distributing company) will be fully taxable to Tower

•                             Solution: Structure acquisition of CPH as a taxable acquisition of CPH assets and make Section 338 elections on CPBH (Bermuda holding company for CP Re) and CP Re

•                            Taxable acquisition to be achieved through U.S. merger / Bermuda amalgamation. CPH will cease to exist and CPBH will become the top Bermuda company, which will be owned by a US Tower subsidiary

•                            Section 338 elections eliminate CPBH and CP Re earnings and profits by deeming these Bermuda companies to sell all their assets and reacquire them through new Bermuda corporations

•                            Accordingly, distributions from CP Re up the chain to Tower should generally be treated as tax-free returns of basis (until basis is exhausted)

•                             Caveats:

•                            Tower must ensure that its ownership of CPH (including warrants) at closing is less than 10%

•                            Transaction is taxable to CPH shareholders (including Tower). Tower estimates its tax liability from transaction at $7–8 million

•                            If Bermuda companies have had a US trade or business, gain on deemed sale of assets connected with U.S. business could be taxed by US. Ernst & Young is conducting due diligence

•                             Ongoing Taxation:

•                            Loss of Bermuda platform – the acquisition will cause Bermuda companies to become controlled foreign corporations (CFCs) for U.S. tax purposes

•                            Under the CFC rules, Tower will have to include most, if not all, of the Bermuda-based income currently

•                            The effective tax rate on CFC income will depend on Tower’s corporate tax rate

Source: Debevoise & Plimpton LLP.

VI   TACTICAL AND STRUCTURAL CONSIDERATIONS

Transaction Structure/U.S. Tax Analysis (cont’d)

•                             Sidecar Structure:

•                            It is possible that Tower will, sometime in the future, wish to regain the Bermuda platform

•                            Tower’s interest in CPBH will have to decline to well below 20% to make this tax-efficient because of the RPII rules

•                            RPII is any insurance income of CP Re attributable to a policy of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a U.S. shareholder of CPBH or a “related person” to a U.S. shareholder of CPBH. Tower is a U.S. shareholder and its subsidiaries are “related persons” and they are insureds, as would be any shareholder of CPBH that is also an insured

•                            Under the RPII rules, a U.S. shareholder of CPBH must include its pro rata share of RPII each year if more than 20% of the CP Re’s insurance income is RPII. This rule applies to all US shareholders (including the public), regardless of the size of their interest in CPBH. However, the RPII rule does not apply if at all times during the taxable year CPBH is owned less than 20% by vote and value by persons who are direct or indirect insureds under any policy of insurance or reinsurance issued by CP Re or who are related persons to any such person (i.e., related persons to the insured)

•                            Currently, CP Re is relying on this 20% ownership exception to avoid RPII inclusions by its U.S. shareholders

•                            To be reasonably confident that the RPII rules would be unlikely to apply after CP Re becomes a sidecar, Tower would have to reduce its ownership well below 20% and undertake an ongoing program to monitor the extent to which the shareholders of CPBH (or related persons to those shareholders) are directly or indirectly insured by CP Re

Source: Debevoise & Plimpton LLP.

VII                  Capital Alternatives

VII CAPITAL ALTERNATIVES

Comparison of Potential Alternative Capital Sources

PUBLIC MARKETS

•          No assurance that public markets will be favorable to a capital raise at any specific point in time

•          Tower stock may or may not be trading at attractive valuation

•          Allows current shareholders an opportunity to participate in the event of an equity raise

•          Sizing considerations relative to current market capitalization

PRIVATE PLACEMENT

•          More expensive than public markets

•          Limited universe of interested buyers

•          Greater level of due diligence

•          Excludes current shareholders

•          Sizing considerations relative to current market capitalization

REINSURANCE

•                             Depending on reinsurance environment favorable terms may be available

•                             Subject to minimum cede under CastlePoint agreements, could replace portion of CastlePoint cessions with a third-party reinsurer (e.g., Swiss Re)

•                            Continues substantial reliance on third-party capital

•                             Perpetuates hybrid business model

•                             Opportunity to launch “captive” Bermuda side-car

M&A

•          Reserve/balance sheet risk

•          Highly competitive market for acquisitions in excess of $250mm

•          May not solve capital problem

•          Limited universe of targets who write business similar to Tower (i.e., short-tail)

Appendix

APPENDIX

Comparable Bermuda Public Company Trading Analysis
($ in millions, except per share data)

			Summary Statistics				Selected Comparable Public Companies
	CastlePoint		Mean		Median		Aspen		Endurance		Odyssey Re		PartnerRe		Platinum
Market Data:
Ticker	CPHL						AHL		ENH		ORH		PRE		PTP
Current Share Price	$10.71						$25.71		$34.26		$37.78		$73.86		$36.20
% of 52W High	68%		87%		85%		85%		79%		84%		88%		96%
% of 52W Low	116%		110%		114%		114%		101%		115%		107%		114%
FD Market Capitalization	$413						$2,258		$2,254		$2,522		$4,117		$2,052

Price as a Multiple of:
EPS:
2008E (a)	6.1	x	7.6	x	6.4	x	6.2	x	5.8	x	12.4	x	7.3	x	6.4	x
2009E (a)	4.9		7.5		7.0		6.0		5.7		11.7		7.4		7.0

Book Value (3/31/08):
Reported (b)	0.98	x	0.94	x	0.94	x	0.88	x	0.88	x	0.94	x	1.01	x	1.01	x
Adjusted (c)	0.95		0.97		0.97		0.93		0.90		0.97		1.08		0.99

Selected Ratios:
Long-Term Growth Rate (a)	13.5%		10.6%		12.0%		10.0%		12.0%		13.5%		5.0%		12.5%
‘08 - ‘09 EPS Growth	25.7%		0.3%		0.8%		3.7%		0.8%		6.2%		(1.5)%		(8.0)%
2008E PEG Ratio	0.45	x	0.80	x	0.62	x	0.62	x	0.48	x	0.92	x	1.46	x	0.51	x

2008E ROE (a)	15.2%		13.6%		14.4%		14.4%		16.2%		7.7%		14.2%		15.4%
2009E ROE (a)	16.7		12.3%		13.3%		13.3%		14.6%		7.6%		12.8%		13.5%

Indicated Dividend Yield	1.9%		1.9%		2.3%		2.3%		2.9%		0.7%		2.5%		0.9%

Debt/Total Capital	24.2%		14.2%		15.3%		9.1%		16.1%		15.3%		18.4%		12.4%
2007 GPW/BV	0.80	x	0.98	x	0.89	x	0.89	x	0.86	x	1.25	x	1.12	x	0.76	x
2007 NPW/BV	0.80		0.90		0.76		0.76		0.76		1.16		1.10		0.70
2007 GAAP Combined Ratio	93.9%		84.0%		81.0%		83.0%		79.9%		95.5%		80.4%		81.0%

Ratings (A.M. Best/S&P/Moody’s)	A-/—/—						A/A/A2		A/A/A2		A/A-/A3		A+/AA-/Aa3		A/—/—

Source: FactSet (5/22/08) and company filings.

(a)                     IBES median consensus.

(b)                    Based on common shareholders’ equity.

(c)                     Excludes accumulated other comprehensive income (AOCI).

APPENDIX

Comparable Specialty P&C Public Company Trading Analysis
($ in millions, except per share data)

			Summary Statistics				Selected Comparable Public Companies
	Tower		Mean		Median		Markel		Navigators		Philadelphia		RLI		W.R. Berkley
Market Data:
Ticker	TWGP						MKL		NAVG		PHLY		RLI		WRB
Current Share Price	$27.29						$402.50		$50.24		$37.21		$50.29		$27.26
% of 52W High	77%		79%		81%		74%		76%		81%		83%		81%
% of 52W Low	116%		108%		107%		100%		107%		122%		107%		106%
FD Market Capitalization	$642						$4,008		$854		$2,754		$1,107		$4,786

Price as a Multiple of:
EPS:
2008E (a)	9.3	x	10.6	x	9.8	x	14.2	x	8.9	x	9.8	x	12.3	x	7.8	x
2009E (a)	8.1		10.6		9.7		14.9		9.2		9.7		12.0		7.5

Book Value (12/31/07):
Reported (b)	2.03	x	1.45	x	1.45	x	1.53	x	1.25	x	1.70	x	1.45	x	1.33	x
Adjusted (c)	1.92		1.54		1.62		1.73		1.27		1.72		1.62		1.35

Selected Ratios:
Long-Term Growth Rate (a)	22.5%		12.5%		12.0%		12.0%		11.0%		15.0%		11.5%		13.0%
‘08E - ‘09E EPS Growth	14.2%		0.2%		1.6%		(5.0)%		(2.3)%		1.6%		2.4%		4.1%
2008E PEG Ratio	0.41	x	0.86	x	0.81	x	1.18	x	0.81	x	0.65	x	1.07	x	0.60	x

2008E ROE (a)	20.3%		13.8%		13.6%		10.1%		13.6%		16.0%		11.7%		17.6%
2009E ROE (a)	19.2		12.4%		12.0%		8.7%		12.0%		14.4%		11.3%		15.5%

Indicated Dividend Yield	0.7%		1.3%		1.3%		—%		—%		—%		1.8%		0.7%

Debt/Total Capital	24.3%		15.8%		15.5%		20.7%		15.5%		—%		14.6%		28.1%
2007 NPW/PHS	1.0	x	1.0	x	1.1	x	1.1	x	0.8	x	1.2	x	0.7	x	1.2	x
2007 GAAP Combined Ratio	83.7%		82.0%		87.5%		88.0%		87.5%		74.8%		71.4%		88.1%
2007 Statutory Loss Ratio	42.8%		38.4%		38.1%		35.6%		47.3%		38.1%		23.3%		47.9%

Ratings (A.M. Best/S&P/Moody’s)	A-/—/—						A/BBB-/A3		A/A/A3		A+/—/A1		A+/A+/A2		A+/A+/A2

Source: FactSet (5/22/08) and company filings.

(a)                     IBES median consensus.

(b)                    Based on common shareholders’ equity.

(c)                     Excludes accumulated other comprehensive income (AOCI).

APPENDIX

Insurance Universe: Valuation Snapshot
($ in millions, except per share data)

	% of 52-Week		Market	P/E							ROE		Dividend
Company	High	Low	Cap.	2008E (a)		2009E (a)		LTGR (a)	P/B		2008E (a)	2009E (a)	Yield
Selected Specialty:
Markel	73.8%	100.4%	$4,008	14.2	x	14.9	x	12.0%	1.53	x	10.1%	8.7%	NA
Navigators	76.3	107.1	854	8.9		9.2		11.0	1.25		13.6	12.0	NA
Philadelphia	81.4	121.5	2,754	9.8		9.7		15.0	1.70		16.0	14.4	NA
RLI	82.7	107.2	1,107	12.3		12.0		11.5	1.45		11.7	11.3	1.8%
Tower	76.9	116.4	642	9.3		8.1		22.5	2.03		20.3	19.2	0.7
W.R. Berkley	81.3	106.1	4,786	7.8		7.5		13.0	1.33		17.6	15.5	0.7

Mean (b)	79.1%	108.4%		10.6	x	10.6	x	12.5%	1.45	x	13.8%	12.4%	1.3%
Median (b)	81.3	107.1		9.8		9.7		12.0	1.45		13.6	12.0	1.3

Selected Bermuda:
Aspen	84.7%	113.6%	$2,258	6.2	x	6.0	x	10.0%	0.88	x	14.4%	13.3%	2.3%
CastlePoint	67.6	116.4	413	6.1		4.9		13.5	0.98		15.2	16.7	1.9
Endurance	79.3	101.1	2,254	5.8		5.7		12.0	0.88		16.2	14.6	2.9
Odyssey	84.4	114.7	2,522	12.4		11.7		13.5	0.94		7.7	7.6	0.7
Partner Re	88.4	106.9	4,117	7.3		7.4		5.0	1.01		14.2	12.8	2.5
Platinum	95.6	114.3	2,052	6.4		7.0		12.5	1.01		15.4	13.5	0.9

Mean (b)	86.5%	110.1%		7.6	x	7.5	x	10.6%	0.94	x	13.6%	12.3%	1.9%
Median (b)	84.7	113.6		6.4		7.0		12.0	0.94		14.4	13.3	2.3

Primary:
ACE	93.2%	111.1%	$19,851	7.6	x	7.7	x	12.0%	1.23	x	14.9%	13.7%	1.8%
Arch	92.2	109.2	4,534	6.7		6.8		5.0	1.24		18.4	15.7	NA
EverestRe	78.7	103.2	5,563	7.3		7.2		9.9	0.99		13.0	12.2	2.1
Max Re	80.0	103.9	1,364	8.7		6.2		12.0	0.95		10.1	13.9	1.5
Argo Group	79.1	114.4	1,170	8.9		7.9		11.0	0.82		8.9	8.7	NA

Mean	84.6%	108.4%		7.8	x	7.2	x	10.0%	1.05	x	13.1%	12.8%	1.8%
Median	80.0	109.2		7.6		7.2		11.0	0.99		13.0	13.7	1.8

Source: FactSet (5/22/08) and company filings.

(a)                     IBES median consensus.

(b)                    Summary statistics exclude Tower and CastlePoint.

APPENDIX

CastlePoint Income Statement – Historical/Projected
($ in millions, except per share amounts)

	Historical			Projected					CAGR
	2005	2006	2007	2008E	2009E	2010E	2011E	2012E	‘06 - ‘07	08 - ‘12
Revenues:
Net Premiums Earned	—	$79.0	$248.4	$476.2	$628.2	$666.1	$719.9	$791.8	214.5%	13.6%
Commission Income	—	2.3	7.5	7.6	7.6	7.6	7.6	7.6	219.3%	0.0%
Insurance Services Revenue	—	—	—	6.5	5.5	6.1	6.7	7.3	—	3.2%
Net Investment Income	—	11.2	29.5	44.6	58.2	72.3	86.2	100.1	163.8%	22.4%
Net Realized Gains/(Losses)	—	0.0	(8.2)	—	—	—	—	—	—	—
Total Revenues	—	$92.5	$277.1	$534.8	$699.5	$752.0	$820.4	$906.8	199.5%	14.1%

Expenses:
Loss & Loss Adjustement Expenses	—	$41.0	$131.3	$266.5	$360.0	$389.4	$428.1	$479.2	220.7%	15.8%
Commission & Other Acq. Expenses	—	29.4	91.6	161.9	209.1	218.3	234.2	255.5	211.5%	12.1%
Other Operating Expenses	0.0	12.2	17.9	24.5	26.0	27.1	28.3	29.6	46.9%	4.8%
Interest Expense	—	0.6	9.5	11.1	11.1	11.1	11.1	11.1	—	0.0%
Total Expenses	$0.0	$83.1	$250.2	$464.0	$606.3	$645.9	$701.7	$775.4	201.2%	13.7%

Pre-Tax Income	$(0.0)	$9.5	$26.9	$70.8	$93.2	$106.1	$118.7	$131.4	184.5%	16.7%
Income Tax Expense	—	1.1	5.9	(1.5)	(1.6)	(2.3)	(3.5)	(4.7)	435.9%	32.4%
Net Income	$(0.0)	$10.5	$32.7	$69.3	$91.6	$103.8	$115.2	$126.6	210.5%	16.3%

Earnings per Share:
Diluted Earnings per Common Share	—	$0.47	$0.89	$1.80	$2.37	$2.69	$2.98	$3.28	89.4%	16.3%

WA Common Shares Outstanding:
Diluted	—	22.336	36.635	38.600	38.600	38.600	38.600	38.600	64.0%	0.0%

Source: Company filings and management projections.

APPENDIX

CastlePoint Balance Sheet
($ in millions)

	Historical			Growth
	12/31/06	12/31/07	03/31/08	06 - ‘07
Assets:
Investments	$390.3	$539.9	$602.8	38.3%
Cash & Cash Equivalents	34.8	153.6	193.7	341.7%
Cash & Invested Assets	$425.0	$693.5	$796.6	63.2%
Accrued Investment Income	2.2	4.1	3.8	83.8%
Assumed Premiums Receivable	44.9	125.6	168.6	179.5%
Premiums Receivable - Programs	1.3	9.1	21.2	601.4%
Prepaid Reinsurance Premiums	—	3.5	7.5	—
Goodwill	—	—	—	—
Deferred Acquisition Costs	30.4	73.1	78.4	140.7%
Deferred Income Taxes	1.1	7.1	7.8	547.5%
Deferred Financing Fees	3.1	3.7	3.6	19.1%
Funds Held by Reinsured Companies	0.6	—	—	—
Other Assets	2.8	7.2	10.3	161.7%
Total Assets	$511.3	$926.7	$1,097.8	81.2%

Liabilities:
Loss & Loss Adjustment Expense	$34.2	$121.4	$151.8	255.1%
Unearned Premium	86.2	217.5	239.2	152.4%
Assumed Losses Payable	3.5	8.5	21.3	143.9%
Premiums Payable - Programs	1.1	16.3	37.0	1,416.5%
Accounts Payable & Accrued Expenses	2.9	3.6	3.1	25.2%
Payable for Securities	—	—	86.4	—
Other Liabilities	0.7	3.6	5.1	395.9%
Subordinated Debentures	103.1	134.0	134.0	30.0%
Total Liabilities	$231.6	$504.9	$677.9	118.0%

Shareholders’ Equity:
Common Shares	$0.3	$0.4	$0.4	29.4%
Additional Paid-in-Capital	269.5	385.1	385.5	42.9%
Accumulated Other Comprehensive Income	1.7	(1.1)	(12.1)	(163.4)%
Retained Earnings	8.3	37.4	46.0	351.5%
Total Shareholders’ Equity	$279.7	$421.8	$419.8	50.8%
Total Liabilities and Shareholders’ Equity	$511.3	$926.7	$1,097.8	81.2%

Source: Company filings and management projections.

APPENDIX

Shareholder Ownership Summary

TOP SHAREHOLDERS

INSIDERS

Rank	Holder Name	Position	% O/S
1	Tower Group, Inc.	3,682,000	9.6%
2	Lee Michael H	956,091	2.5
3	Weiner Joel S	96,493	0.3
4	Doyle Gregory T	48,432	0.1
5	Beitz Joseph P	34,821	0.1
6	Robbie William A	34,293	0.1
7	Smith Robert S	26,293	0.1
8	Van Gorder Jan R	14,529	0.0
9	Brown Roger Alan	7,500	0.0
10	Barrow Richard M	3,000	0.0

	Top 10 Insiders	4,903,452	12.8%
	Total Insiders	4,903,452	12.8%

INSTITUTIONS/OTHER

Rank	Holder Name	Position	% O/S
1	Columbia Management Advisors, Inc.	3,464,472	9.0%
2	Leon G. Cooperman	2,500,700	6.5
3	US Trust, Bank of America	2,223,260	5.8
4	Capital World Investors	1,295,000	3.4
5	UBS Global Asset Management	1,121,794	2.9
6	Vanguard Group, Inc.	843,358	2.2
7	Eubel Brady & Suttman Asset Mgmt.	826,007	2.1
8	Lazard Asset Management LLC	762,959	2.0
9	Cumberland Associates LLC	698,474	1.8
10	ADAR Investment Management LLC	630,000	1.6

	Top 10 Institutions	11,865,324	37.4%
	Total Institutions	27,052,557	70.4%

	Retail	6,472,102	16.8%
	Total	38,428,111	100.0%

BREAKDOWN OF CURRENT OWNERSHIP

INSTITUTIONAL INVESTMENT SYTLE

Source: FactSet (5/22/08) and company filings.

APPENDIX

Selected Mergers of Equals
($ in millions)

Includes transactions since 1/1/98 between $250mm and $1.5bn

		Equity	1-Day		Super	Pro Forma
Date	Merger Partners	Value	Premium	Cash	Maj.	Ownership	Board	Chairman	CEO	Name
9/20/06	First Busey/	$351	13.1%	—		58% / 42%	50% / 50%	First Busey	Main Street	First Busey
	Main Street
3/21/05	Entegris/	604	5.0%	—		56% / 44%	50% / 50%	Entegris	Mykrolis	Entegris
	Mykrolis
3/29/04	Arch Wireless/	324	(26.7)%	42%		73% / 27%	50% / 50%	Metrocall	Metrocall	USA Mobility
	Metrocall
2/4/04	Belden/	540	(0.5)%	—	✓	55% / 45%	50% / 50%	CDT	Belden	Belden CDT
	Cable Design (CDT)
2/22/02	Identix/	301	(7.3)%	—	✓	52% / 48%	50% / 50%	Identix	Visionics	Identix
	Visionics
1/16/02	Western Multiplex/	253	(9.0)%	—		50% / 50%	50% / 50%	Western	Western	Proxim
	Proxim
10/1/01	GlobeSpan/	633	(7.6)%	—		52% / 48%	50% / 50%	Virata	GlobeSpan	GlobeSpan Virata
	Virata
3/27/01	N.Y. Com. Bancorp/	818	4.7%	—		60% / 40%	56% / 44%	Richmond	N.Y.	N.Y. Com. Bancorp
	Richmond County Financial
4/6/00	Meritor Automotive/	593	(5.3)%	9%	✓	66% / 34%	50% / 50%	Meritor	Meritor	ArvinMeritor
	Arvin Industries
3/22/00	Tuboscope/	804	(28.8)%	—		49% / 51%	50% / 50%	Varco	Varco	Varco
	Varco
2/25/00	NetIQ/	911	10.7%	—		50% / 50%	50% / 50%	Mission	NetIQ	NetIQ
	Mission Critical Software
10/25/99	Bamboo.com/	376	2.9%	—		50% / 50%	50% / 50%	Interactive	Interactive	Interactive Pict.
	Interactive Pictures

Source: SDC, Capital IQ, Factiva and company filings.

APPENDIX

Selected Mergers of Equals (cont’d)
($ in millions)

Includes transactions since 1/1/98 between $250mm and $1.5bn

		Equity	1-Day		Super	Pro Forma
Date	Merger Partners	Value	Premium	Cash	Maj.	Ownership	Board	Chairman	CEO	Name
6/14/99	Indiana Energy/	$714	2.0%	—	✓	49% / 51%	50% / 50%	Indiana	Indiana	Vectren
	SIGCORP
6/3/99	Westinghouse Air Brake/	363	(21.1)%	—		55% / 45%	50% / 50%	MotivePower	Westinghouse	MotivePower
	MotivePower
5/21/98	Citizens Bancshares/	643	(5.2)%	—		49% / 51%	50% / 50%	Mid Am	Mid Am	Sky Financial
	Mid Am
4/30/98	Nevada Power/	1,080	1.4%	28%	✓	50% / 50%	50% / 50%	Nevada	Nevada	Sierra Pacific
	Sierra Pacific
3/14/98	CapStar Hotel/	903	56.6%	—	✓	56% / 44%	50% / 50%	CapStar	CapStar	MeriStar
	American General Hosp.

	Mean		(0.9)%
	Median		(0.5)%

Source: SDC, Capital IQ, Factiva and company filings.

APPENDIX

Sidecar Case Study – Olympus Re and Helicon Re

SPONSORSHIP & FORMATION

•	White Mountains (WTM) sponsored the formation of Olympus Re (“Olympus”), a Bermuda-based sidecar, in December, 2001 with an initial capitalization of ~ $500 mm (WTM had no direct investment)

•	Olympus entered into a retrocessional quota share agreement with a subsidiary of WTM

• WTM agreed to cede Olympus 75% of its short-tailed excess of loss business, mainly property and marine, and in exchange WTM would receive an override commission in exchange

•	During 2003, 2004 and 2005, WTM earned $61 mm, $69 mm and $98 mm, respectively, of fee income from Olympus

•

WTM also sponsored the formation of Helicon Re (“Helicon”), a Bermuda-based sidecar, in December, 2005 (WTM had no direct investment). Helicon was a sidecar vehicle, much like Olympus. Effective January 1, 2006, WTM renewed its agreement with Olympus on modified terms involving Helicon

• 35% of its short-tailed excess of loss business

• Olympus and Helicon would share, pro rata, in this 35% cession based on their relative capital bases

RECENT DEVELOPMENTS

•	Losses from the 2005 hurricane season significantly reduced Olympus’ capital position

•	On January 19, 2006, WTM decided to recapitalize Olympus by reimbursing $137 mm of losses and waiving $8 mm of commission owed to WTM

•

On January 7, 2008, WTM announced that it would not be renewing its quota share agreements with Olympus and Helicon, and that it would be placing the two companies into runoff. Moreover, WTM announced it would acquire Helicon for $153.2 mm, representing a discount of ~ $1.5 mm, or 1.0%, to shareholders’ equity of $154.7 mm

OBSERVATIONS

•	Sidecars are effective tools for reinsurance in hard markets

•	In soft markets, sidecars are often placed in runoff

•	Sidecars are typically valued near book value in most instances

Source: SNL, Factiva and company filings.

APPENDIX

Summary of Material Agreements

Management Agreement

•

General: Tower Risk Management Corp. (“TRM”) acts as non-exclusive manager for performing underwriting, claims handling, soliciting, binding, issuing, and servicing for policies written in CastlePoint Insurance Company (“CPIC”) in exchange for a management fee, calculated on a sliding scale based on the net loss ratio of the business TRM writes for CPIC

•	Term: Continuous and indefinite, though either party may terminate unilaterally upon 60 days’ notice

•

Termination Rights: Either party may terminate unilaterally and immediately if, among other things, the other party loses its license or certificate of authority, becomes insolvent, undergoes a change in ownership of 10% of its voting stock, or if reinsurance covering the business under the agreement is canceled

Aggregate Excess of Loss Reinsurance Agreements

•	Aggregate Excess of Loss Reinsurance Agreement between CPIC (as ceding company) and TICNY (as reinsurer)

	•	General: Tower reinsures 85% of CPIC’s brokerage business losses in excess of a specified loss ratio (52.5%) for brokerage business written through TRM

	•	Term: Effective July 11, 2007 and continues until terminated by either party unilaterally on any December 31, upon 90 days’ notice to the other party

•

Other Termination Rights: Either party may terminate unilaterally, upon 30 days’ notice, if the other party becomes insolvent, has its surplus reduced by 50%, undergoes a change of control or reinsures its entire liability under the agreement. In addition, CPIC may terminate if TICNY’s A.M. Best rating falls below A-

•	Aggregate Excess of Loss Reinsurance Agreement between Tower (as ceding company) and CPIC (as reinsurer)

	•	General: CPIC reinsures 15% of Tower’s brokerage business losses in excess of a specified loss ratio (52.5%)

	•	Term: Effective July 11, 2007 and continues until terminated by either party unilaterally on any December 31, upon 90 days’ notice to the other party

•

Other Termination Rights: Either party may terminate unilaterally, upon 30 days’ notice, if the other party becomes insolvent, has its surplus reduced by 50%, undergoes a change of control or reinsures its entire liability under the agreement. In addition, TICNY may terminate if CPIC’s A.M. Best rating falls below A-

APPENDIX

Summary of Material Agreements (cont’d)

CastlePoint Reinsurance Company (“CPRe”) reinsures Tower Group, Inc.’s (“Tower”) brokerage business, specialty and risk sharing program business, and traditional program business under three separate quota share reinsurance agreements, each effective April 1, 2006.

	BROKERAGE BUSINESS	SPECIALTY AND RISK SHARING BUSINESS	TRADITIONAL PROGRAM BUSINESS
EXPIRATION	March 31, 2010	March 31, 2010	March 31, 2010
DATE

TERMINATION RIGHTS

• Either party may terminate unilaterally (i) upon 60 days’ notice, on any 12-month anniversary of April 1(a) or (ii) upon 30 days’ notice, if, among other things, the other party undergoes a change in control or reinsures its entire liability under the agreement.

• Either party may terminate unilaterally, (i) upon 60 days’ notice, on any 12-month anniversary of April 1(a) or (ii) upon 30 days’ notice, if, among other things, the other party undergoes a change in control or reinsures its entire liability under the agreement.

• Either party may terminate unilaterally, (i) upon 60 days’ notice, on any 12-month anniversary of April 1(a) or (ii) upon 30 days’ notice, if, among other things, the other party undergoes a change in control or reinsures its entire liability under the agreement.

• Tower may terminate immediately if CPRe becomes insolvent, undergoes a 50% reduction in surplus, or is downgraded below A.M. Best A-

• CPRe may terminate on any April 1, upon 60 days’ notice, if the sum of net loss ratio plus ceding commission under the agreement equals or exceeds 99%.

• Tower may terminate immediately if CPRe becomes insolvent, undergoes a 50% reduction in surplus, or is downgraded below A.M. Best A-

• CPRe may terminate on any April 1, upon 60 days’ notice, if the sum of net loss ratio plus ceding commission under the agreement equals or exceeds 99%.

• Tower may terminate immediately if CPRe becomes insolvent, undergoes a 50% reduction in surplus, or is downgraded below A.M. Best A-

• CPRe may terminate on any April 1, upon 60 days’ notice, if the sum of net loss ratio plus ceding commission under the agreement equals or exceeds 99%.

QUOTA SHARES ASSUMED BY CPRE	40%	85%	50%

CEDING COMMISSIONS

• Initially 34%, but adjusted every October 1 and April 1 based on the aggregate net loss ratio from April 1, 2006.

• The ceding commission increases 0.9% for every 1.0% decline in the net loss ratio below 61.0% up to a maximum ceding commission of 36.0% and decreases 0.9% for every 1.0% increase in the net loss ratio above 61.0%, subject to a minimum ceding commission of 31.0%.

• Initially 30%, but adjusted every October 1 and April 1 based on the aggregate net loss ratio from April 1, 2006.

• The ceding commission increases 0.9% for every 1.0% decline in the net loss ratio below 61.0% up to a maximum ceding commission of 36.0%.

• The product of Tower’s retained quota share times actual expenses incurred by Tower on all premiums ceded under the agreement, net of ceding commissions or expense reimbursement amounts recovered under other reinsurance agreements.

(a)                     Pursuant to Addendum No. 1 to the Master Agreement, dated April 4, 2006, between Tower Group, Inc. and CastlePoint Holdings, Ltd., Tower and CastlePoint have agreed not to cause or permit their affiliates to exercise their annual unilateral termination rights under these quota share reinsurance agreements. The parties retain any other termination rights under these agreements.

APPENDIX

CastlePoint Executives and Directors

EXECUTIVES

NAME	AGE	AFFILIATIONS

Michael H. Lee	50	Chairman & CEO of CastlePoint Holdings; CEO & Director of CastlePoint Mgmt. And CastlePoint Insurance Co.
Gregory T. Doyle	47	President & Director of CastlePoint Holdings, CatlePoint Mgmt. and CastlePoint Insurance; Director of CastlePoint Re
Joel S. Weiner	58	CFO, Senior VP & Director of CastlePoint Re, CastlePoint Mgmt. and CastlePoint Insurance Co.
Richard M. Barrow	54	Senior VP & Chief Accounting Officer of CastlePoint Holdings, CastlePoint Re, CastlePoint Mgmt. and CastlePoint Insurance Co.; Director of CastlePoint Mgmt. and CastlePoint Insurance Co.
Joseph P. Beitz	51	President & Director of CastlePoint Re; Director of CastlePoint Insurance Co.

BOARD OF DIRECTORS

NAME	POSITION	AGE	TENURE	AFFILIATIONS

Michael H. Lee	Chairman & CEO	50	2006	Tower Group, Inc.
Gregory T. Doyle	President & Director	47	2006	Tower Group, Inc.; BMS Vision Re, Presidential Re, Guy Carpenter & Co.; American Re
William A. Robbie	Director	57	2006	Platinum Underwriters; St. Paul Re; XL Capital; Prudential; Continental Insurance Cos.
Robert S. Smith	Director	49	2006	Sherier Capital; Friedman, Billings, Ramsey; McGuire Woods LLP; Asset Capital Corp.
Jan Reid Van Gorder	Director	60	2007	Erie Insurance Group; Insurance Federation of Pennsylvania

Source: Company filings.